Exhibit 99.2

ISSUE RELEASE:	INVESTOR CONTACT:	Trina Schurman
Friday, Feb. 17 at 6:00 am PT		Nordstrom, Inc.
206-303-6503

Nordstrom Board of Directors Authorizes $500 Million Share Repurchase Program and Approves Quarterly Dividend
SEATTLE - February 17, 2017 - Nordstrom, Inc. (NYSE: JWN) announced today that its board of directors has authorized a repurchase program of up to $500 million of the Company’s outstanding common stock, through August 31, 2018. The Company intends to fund the repurchase program from existing cash on hand. The actual number and timing of share repurchases, if any, will be subject to market conditions and applicable Securities and Exchange Commission rules. This program is in addition to the Company’s existing repurchase program that was approved by the board in October 2015. The existing repurchase program has $529 million outstanding as of January 28, 2017, and will expire on March 1, 2017.
Nordstrom, Inc. also announced today that its board of directors approved a quarterly dividend of 37 cents per share payable on March 15, 2017, to shareholders of record at the close of business on March 1, 2017.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion specialty retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 349 stores in 40 states, including 123 full-line stores in the United States, Canada and Puerto Rico; 215 Nordstrom Rack stores; two Jeffrey boutiques; and two clearance stores. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com and HauteLook. The company also owns Trunk Club, a personalized clothing service serving customers online at TrunkClub.com and its seven clubhouses. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.

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